Exhibit 99.a

                 RONSON REPORTS SALES AND RESULTS OF OPERATIONS
                  IN THE SECOND QUARTER AND FIRST HALF OF 2009


Woodbridge, N.J., August 19, 2009 - Ronson Corporation (OTC RONC.PK) (the "Company") today reported its Results of Operations for the second quarter and first half of 2009 in comparison with the second quarter and first half of 2008.

In March, the Company announced its plan to divest Ronson Aviation, Inc. On May 18, 2009, the Company announced that it has entered into an agreement to sell substantially all of the assets of the wholly-owned subsidiary, Ronson Aviation. On August 12, 2009, the Company announced that it has entered into a non-binding letter of intent to sell substantially all of the assets of Ronson Consumer Products, including both Ronson Consumer Products Corporation and Ronson Corporation of Canada Ltd. Therefore, the operations of Ronson Consumer Products and Ronson Aviation have been classified as discontinued in the Consolidated Statements of Operations below. The results of continuing operations include only the Company.

The Company's Loss from Continuing Operations was $(266,000) in the second quarter of 2009 as compared to $(268,000) in the second quarter of 2008. The Company's Loss from Continuing Operations in the first half of 2009 was $(558,000) as compared to $(573,000) in the first half of 2008.

The Company had a Loss from Discontinued Operations in the second quarter of 2009 of $(215,000) as compared to Earnings from Discontinued Operations of $30,000 in the second quarter of 2008. The Company had a Loss from Discontinued Operations of $(1,334,000) in the first half of 2009 as compared to Earnings from Discontinued Operations of $74,000 in the first half of 2008.


The Loss from Discontinued Operations in the second quarter of 2009 included expenses for increased professional fees of $654,000 (about $393,000 net of income taxes), consisting of legal fees, fees related to the Chief Restructuring Officer, other increased fees charged by Wells Fargo and investment banking expenses. In the first half of 2009, the Company's Loss from Discontinued Operations included a forbearance fee of $450,000 (about $270,000 net of income taxes) and the increased professional fees of about $1,246,000 (about $748,000 net of income taxes).

Ronson Corporation's operations include its wholly-owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, New Jersey, 2) Ronson Corporation of Canada Ltd., and 3) Ronson Aviation, Inc.

                                     -More-

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                                ROSON CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE QUARTER ENDED JUNE 30:
------------------------------
                                                   2009               2008
                                               -----------       ------------
Net Sales                                      $        --       $         --
Loss from continuing operations                   (266,000)          (268,000)
Earnings (loss) from discontinued operations      (215,000)(1)         30,000(1)
Net Loss                                          (481,000)          (238,000)

Earnings (loss) per common share(2):

Continuing operations                          $     (0.05)      $      (0.05)
Discontinued operations                              (0.04)                --
Basic                                          $     (0.09)      $      (0.05)

Continuing operations                          $     (0.05)      $      (0.05)
Discontinued operations                              (0.04)                --
Diluted                                        $     (0.09)      $      (0.05)

Average common shares outstanding(2):

Basic                                            5,084,000          5,084,000
Diluted                                          5,084,000          5,084,000

FFOR THE SIX MONTHS ENDED JUNE 30:
----------------------------------
                                                  2009               2008
                                               -----------       ------------
Net sales                                      $        --       $         --
Loss from continuing operations                   (558,000)          (573,000)
Earnings (loss) from discontinued operations    (1,334,000)(1)         74,000(1)
Net loss                                        (1,892,000)          (499,000)

Earnings(loss)per common share (2):

Continuing operations                          $     (0.11)      $      (0.11)
Discontinued operations                              (0.26)              0.01
Basic                                          $     (0.37)      $      (0.10)

Continuing Operations                          $     (0.11)      $      (0.11)
Discontinued Operations                              (0.26)              0.01
Diluted                                        $     (0.37)      $      (0.10)

Average common shares outstanding (2):
Basic                                            5,084.000          5,084.000
Diluted                                          5,084.000          5,084.000


                                     -More-

FOOTNOTES:

         (1) In the first quarter of 2009, the Company announced plans to divest Ronson Aviation. In August 2009, the Company entered into a non-binding letter of intent to sell substantially all of the assets of Ronson Consumer Products. As a result, the operations of Ronson Consumer Products and Ronson Aviation have been classified as discontinued in all periods presented.

         (2) Diluted Earnings (Loss) per Common Share includes the dilutive effect of outstanding stock options. The stock options were anti-dilutive for all the periods presented and, therefore, were excluded from the computation of Diluted Earnings (Loss) per Common Share for those periods.




This press release contains forward-looking statements that anticipate results based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectation of future events. The Company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. If underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.



COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 438-0320